Exhibit 10.33

EXHIBIT B TO UNANIMOUS WRITTEN CONSENT DATED NOVEMBER 10, 2021

MEMORANDUM

To:[Recipient] (“Recipient”)

From:[Manager]

Date:[Date]

Re:Retention Bonus Award

This memorandum confirms the Retention Bonus Award approved by the Board of Directors of Entasis Therapeutics Holdings Inc. on November 10, 2021, as follows:

Award Amount(1)	Payment Date	Conditions to Award
$ XXXX	50% on six month anniversary of Change in Control 50% on twelve month anniversary of Change in Control

In the event of a Change in Control, each installment of the Award Amount will become due and payable as soon as practicable after each Payment Date, on the condition that the Recipient maintains Continuous Service through each Payment Date.

In the event Recipient incurs a Change in Control Termination(2), any portion of the Award Amount that has not been paid as of the date of the Change in Control Termination shall be paid as soon as practicable after such date.

This Retention Bonus Award is being issued under the 2018 Equity Incentive Plan (the “Plan”). All of the terms and conditions of the Plan, which is attached hereto, are incorporated herein in their entirety. Capitalized terms not defined herein but defined in the Plan will have the same definitions as in the Plan. If there is any conflict between this award agreement and the Plan, the terms of the Plan will control.

(1)  Represents gross amount of award. Applicable tax withholdings and deductions will be calculated on the date of payment.

(2)  Change in Control Termination has the meaning set forth in the Amendment to Option Award dated November 10, 2021 under the Plan.